Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 20th day of February, 2009 by and between CallWave, Inc., a Delaware corporation (“Seller”) and j2 Global Communications, Inc., a Delaware corporation (“Purchaser” and, together with Seller, the “Parties” and individually, a “Party”).

WHEREAS, Seller is engaged in the business of (a) providing software-based communications application services, including those that bridge calls across existing landline, mobile, and Internet networks in the United States and (b) providing digital faxing services;

WHEREAS, Purchaser is a provider of value-added messaging and communications services and solutions to individuals and businesses around the globe; and

WHEREAS, Purchaser wishes to purchase and assume from Seller, and Seller wishes to sell and transfer to Purchaser, certain assets and liabilities of Seller relating to or used in its “Virtual Fax” business (which Seller references on its internal financial statements as “Fax-Web” and includes all digital/Internet fax activities of Seller, whether inbound or outbound) (collectively, the “Business”) on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and subject to each of the covenants, representations, warranties, terms and conditions hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Capitalized terms used in this Agreement shall have the following meanings:

“Agreement” shall have the meaning set forth in the preamble.

“Amendment to License Agreement” shall mean the Amendment to License Agreement attached hereto as Exhibit F.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement attached hereto as

Exhibit A-1.

“Assumed Liabilities” shall have the meaning set forth in Section 3.1.

“Balance Sheet” shall have the meaning set forth in Section 6.5.

“Best Efforts” shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the transactions contemplated hereby or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale” shall mean the Bill of Sale attached hereto as Exhibit A-2.

“Break-up Fee” shall have the meaning set forth in Section 8.4(b).

“Business” shall have the meaning set forth in the recitals.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banking institutions located in Los Angeles, California are authorized or required by applicable Law or other governmental action to be closed.

“Closing” shall have the meaning set forth in Section 5.1.

“Closing Date” shall have the meaning set forth in Section 5.1.

“Closing Date Balance Sheet” shall have the meaning set forth in Section 4.3(c).

“Closing Payment” shall have the meaning set forth in Section 4.2(a).

“Confidential Information” shall have the meaning set forth in the NDA.

“Consent” shall have the meaning set forth in Section 2.3(a).

“Contract” shall mean any agreement, contract, commitment, indemnity, lease or license, promise or other undertaking, whether written or oral and whether express or implied.

“Customer Contracts” shall mean a Contract to provide services to a customer of the Business, including customers of the Business that are offered services by Seller in addition to those offered by the Business.

“Damages” shall have the meaning set forth in Section 11.1.

“DID” shall mean direct inward dial numbers (sometimes referred to as a telephone number).

“Escrow Agent” shall mean The Bank of New York Mellon Corporation.

“Escrow Agreement” shall mean the Escrow Agreement attached hereto as Exhibit B.

“Escrow Amount” shall have the meaning set forth in Section 4.2(c).

“Estimated Adjustment” shall have the meaning set forth in Section 4.3(b).

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(c).

“Excluded Liabilities” shall have the meaning set forth in Section 3.2.

“Excluded Stock Sale” shall have the meaning set forth in Section 8.4(a)(i).

“Fax Patent Assets” shall have the meaning set forth in the Patent Purchase Agreement.

“Governmental Authority” shall mean any domestic, foreign or local government, administrative agency, commission, department or other governmental, regulatory or self-regulatory authority.

“Governmental Authorization” shall mean any license, permit, approval, registration or other authorization granted, given or made available by or on behalf of any Governmental Authority.

“Indemnified Parties” shall have the meaning set forth in Section 11.1.

“Independent Accountants” shall have the meaning set forth in Section 4.3(e).

“Intellectual Property” shall have the meaning set forth in Section 2.1(f).

“Interim Balance Sheet” shall have the meaning set forth in Section 6.5.

“Knowledge” shall mean (a) the actual awareness or understanding of a fact or matter, or (b) knowledge of a fact or matter which a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning such fact or matter.

“Law” shall mean any law, regulation, statute, code, decree, order, injunction, judgment, ruling, or arbitral award of any Governmental Authority, court or arbitrator.

“Lien” shall mean any mortgage, easement, pledge, hypothecation, option, encumbrance, lien, priority or other security interest or similar restriction.

“NDA” shall have the meaning set forth in Section 14.1.

“Non-Competition Agreements” shall mean the Non-Competition Agreements between Purchaser and Seller in the form of Exhibit H attached hereto.

“Party” and “Parties” shall have the meanings set forth in the preamble.

“Patent Purchase Agreement” shall mean the Patent Purchase Agreement attached hereto as Exhibit E.

“Patent License Agreement” shall mean the Patent License Agreement attached hereto as Exhibit C.

“Post-Closing Period” shall mean any taxable period (or portion thereof) beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period (or portion thereof) ending on (and including) the Closing Date or ending prior to the Closing Date.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private.

“Purchase Price” shall have the meaning set forth in Section 4.1.

“Purchase Price Adjustment” shall have the meaning set forth in Section 4.3(a).

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser’s Closing Documents” shall have the meaning set forth in Section 5.2.

“Right of First Refusal Agreement” shall mean the Right of First Refusal Agreement attached hereto as Exhibit G.

“Seller” shall have the meaning set forth in the preamble.

“Seller Disclosure Schedule” shall mean the disclosure schedules required to be provided or delivered by Seller pursuant to Article V of this Agreement.

“Seller’s Closing Documents” shall have the meaning set forth in Section 5.3.

“Tangible Personal Property” shall have the meaning set forth in Section 2.1(a).

“Transferred Assets” shall have the meaning set forth in Section 2.1.

“Transferred Contracts” shall have the meaning set forth in Section 2.1(b).

“Transferred Receivables” shall have the meaning set forth in Section 2.1(c).

“Transition Services Agreement” shall mean the Agreement between Purchaser, Seller and Liberty Telecom, LLC attached hereto as Exhibit D.

“U.S. GAAP” shall mean the generally accepted accounting principles for financial reporting in the United States.

ARTICLE II

PURCHASE AND SALE OF ASSETS

2.1 Assets to be Sold. At the Closing, subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey and transfer to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of any Liens, all of Seller’s right, title and interest in and to all of Seller’s property and assets reflected in the Closing Date Balance Sheet and relating to or used in the Business (the “Transferred Assets”). The Transferred Assets shall include, without limitation, the following:

(a) all equipment, computer hardware, supplies, materials and other items of tangible personal property owned or leased by Seller relating to or used in the Business, including those items included in Schedule 2.1(a) (the “Tangible Personal Property”);

(b) all Contracts relating to the Business or Transferred Assets (including, without limitation, the Customer Contracts, affiliate program contracts, online agency contracts, contracts pursuant to which Seller obtains rights in DIDs related to or used in the Business, including those Contracts included in Schedule 2.1(b), but excluding the Excluded Contracts) (the “Transferred Contracts”), and all outstanding offers or solicitations made by or to Seller to enter into any such Contracts;

(c) the amount of trade accounts receivable, other accounts receivable, notes receivable and other rights to payment from customers of the Business, including those items included in Schedule 2.1(c) (the “Transferred Receivables”);

(d) all Governmental Authorizations and all pending applications therefor or renewals thereof relating to the Business, in each case to the extent transferable to Purchaser, including those items included in Schedule 2.1(d);

(e) all books, records and other data relating to the Business or Transferred Assets (including, without limitation, customer lists, referral sources, research and development reports, market research reports, service and warranty records, financial records, catalogs, printed materials, website materials and all technical data, advertising and promotional materials and other similar records);

(f) a paid up, perpetual, royalty free, non-exclusive license under all current issued patents of Seller, any patents issued in the future based upon applications of Seller pending as of the Closing Date, any patents or patent applications that claim or are entitled, in whole or in part, to the priority filing date of any such patents or applications and any divisional, continuation, continuation-in-part, reexamination, reissue, renewal, extension, or foreign counterpart patents of any such patents or applications;

(g) all intellectual property rights used in the Business (including, without limitation, any trading names, trademarks, service marks (including rights to the trade name and trademark “Faxwave”), trademark and service mark applications, copyrights, trade secrets, know-how, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by Seller as licensee or licensor and all Internet domain names (including but not limited to faxwave.com, faxwave.net and all other domain names including the word fax) and other proprietary or intangible rights owned or held for use under license relating to the Business, including those items included in Schedule 2.1(g) (the “Intellectual Property”);

(h) the Fax Patent Assets;

(i) all claims of Seller against third parties arising with respect to any of the foregoing, including contingent claims; and

(j) the goodwill associated with any of the foregoing.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 above or elsewhere in this Agreement, Seller will retain its right, title and interest in and to the following property and assets (the “Excluded Assets”), and such property and assets shall not be transferred to Purchaser and shall be excluded from the Transferred Assets:

(a) all cash, cash equivalents and short-term investments;

(b) all accounts receivable other than the Transferred Receivables;

(c) all Contracts listed in Schedule 2.2(c) (the “Excluded Contracts”);

(d) Seller’s membership interest in Liberty Telecom, LLC;

(e) All furniture. fixtures, vehicles and real property owned or leased by Seller and related to or used in the Business;

(f) Seller’s rights under the Patent License Agreement dated March 13, 2007 among Purchaser, its affiliate and Seller;

(g) Seller’s rights to the name CallWave when used other than in connection with fax and other brands and related trademarks not related to or used in the Business and not containing the word fax, and the internet address at “www.callwave.com;” and

(h) all property and assets of any nature, kind and description other than the Transferred Assets, including, without limitation, those set forth in Schedule 2.2(h).

2.3	Consents

(a) If there are any orders, permits, consents, approvals or other authorizations (“Consents”) set forth in Section 6.4 of the Seller Disclosure Schedule that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Transferred Contract as to which such Consents were not obtained (or otherwise not in full force and effect) (the “Restricted Contracts”), Purchaser may waive the closing conditions as to any such Consent and elect to have Seller continue its efforts to obtain the Consents.

(b) If Purchaser elects to have Seller continue its efforts to obtain any Consents and the Closing occurs, notwithstanding Sections 2.1 and 3.1, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated by this Agreement shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of such Consents relating to any Restricted Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of the Restricted Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Purchaser of any and all rights of Seller against a third party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Contract to Purchaser, and Purchaser shall assume the obligations under such Restricted Contract assigned to Purchaser from and after the date of assignment to Purchaser pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Purchaser).

ARTICLE III

ASSUMPTION OF LIABILITIES

3.1 Assumed Liabilities. From and after the Closing, Purchaser will assume and be liable for, and will pay, perform and discharge as they become due, all liabilities and obligations arising after the Closing under the Transferred Contracts (other than those arising out of or relating to any breaches thereof that occurred prior to the Closing) (the “Assumed Liabilities”). An accurate and complete list of the Assumed Liabilities as of the date hereof has been prepared and delivered by Seller and is attached hereto as Schedule 3.1.

3.2 Excluded Liabilities. Notwithstanding anything to the contrary contained in Section 3.1 above or elsewhere in this Agreement, Seller will retain the following liabilities and obligations, and such liabilities and obligations shall not be assumed by Purchaser and shall be excluded from the Assumed Liabilities (collectively, the “Excluded Liabilities”).

(a) any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, not related to the Business;

(b) any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, to the extent relating to or arising from or in connection with any Excluded Assets;

(c) any liability or obligation under any Transferred Contract arising out of or relating to any breaches thereof that occurred prior to the Closing;

(d) any liability or obligation under any Excluded Contract;

(e) any environmental, health and safety liability of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, arising out of or relating to the conduct of the Business prior to the Closing;

(f) any liability or obligation arising out of or relating to any Proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator or government agency pending as of the Closing;

(g) any liability arising out of or resulting from Seller’s non-compliance with any applicable Law;

(h) any liability or obligation of Seller to its employees of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown;

(i) any liability or obligation of Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, to the extent existing at the time of, or arising out of or relating to acts, events or omissions to act that occurred prior to the Closing or in connection with the conduct of the Business prior to the Closing; and

(j) any other liability or obligation of Seller that is not included in the Assumed Liabilities.

ARTICLE IV

PURCHASE PRICE

4.1 Purchase Price. In consideration of the purchase of the Transferred Assets, Purchaser agrees to (i) assume the Assumed Liabilities, and (ii) pay to Seller an amount equal to $12 million (the “Purchase Price”) plus or minus the Purchase Price Adjustment, if applicable.

4.2 Purchase Price Payment. The Purchase Price shall be paid to Seller as follows:

(a) $10.8 million, less the Estimated Adjustment (the “Closing Payment”) shall be paid on the Closing Date.

(b) $1.2 million (the ‘Escrow Amount”) will be placed into an escrow with the Escrow Agent under the Escrow Agreement to provide a ready source of funds in the event of a Purchase Price Adjustment and to secure the performance of Seller’s obligations under this Agreement, including but not limited to indemnification obligations which are notified by Purchaser to Seller within one year from Closing Date. Subject thereto, the balance of the Escrow Amount will be released from the escrow upon the expiry of one year from the Closing Date.

(c) Payment for any difference between the Estimated Adjustment and the Purchase Price Adjustment is addressed in Section 4.3 below.

All payments made to Seller pursuant to this Section 4.2 shall be made by wire transfer of immediately available funds to the account designated by Seller in a written notice delivered to Purchaser at least three Business Days prior to such date for payment.

4.3 Purchase Price Adjustments.

(a) The Purchase Price shall be subject to downward adjustment on a dollar-for-dollar basis to the extent (the “Purchase Price Adjustment”) (i) of the amount of all pre-paid subscription amounts received by Seller on or prior to the Closing Date that relate to services required to be performed following the Closing Date; and (ii) any Transferred Receivables that as of the Closing Date have been outstanding more than 90 days.

(b) At Closing, Seller shall deliver to Purchaser a statement setting forth in reasonable detail Seller’s good faith estimate of the Purchase Price Adjustment (the “Estimated Adjustment”).

(c) Within 30 days following the Closing Date, Seller shall give Purchaser written notice of its proposed final determination of the Purchase Price Adjustment, which determination shall be accompanied by a balance sheet of the Business as of the Closing Date prepared by Seller in accordance with U.S. GAAP (the “Closing Date Balance Sheet”). If Seller fails to give such notice during such 30-day period, Purchaser may give Seller written notice of its determination of the Purchase Price Adjustment, which shall be final, binding and conclusive on the Parties.

(d) If within 30 days following delivery of Seller’s determination of the Purchase Price Adjustment, Purchaser has not given Seller written notice of its objection as to the Purchase Price Adjustment calculation (which notice shall state the basis of Purchaser’s objection), then the Purchase Price Adjustment calculated by Seller shall be final, binding and conclusive on the Parties.

(e) If Purchaser duly gives Seller such notice of objection, and if Seller and Purchaser fail to resolve the issues outstanding with respect to the Purchase Price Adjustment within 30 days following Seller’s receipt of Purchaser’s objection notice, Seller and Purchaser each shall submit the issues remaining in dispute to an independent accounting firm acceptable to both Seller and Purchaser, which firm shall not have been engaged to perform services for either Seller or Purchaser since December 31, 2006 (the “Independent Accountants”) for resolution. If issues are submitted to the Independent Accountants for resolution, (A) Seller and Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; and (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Purchaser within 60 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the Parties. Seller and Purchaser shall each bear one-half of the fees and costs of the Independent Accountants for such determination.

(f) If the Purchase Price Adjustment is greater than the Estimated Adjustment, Seller shall pay the difference to Purchaser in cash within 10 Business Days of final determination of the Purchase Price Adjustment. Notwithstanding the foregoing, if Purchaser does not receive such payment from Seller within such time period Purchaser shall have a right to obtain such payment from the Escrow Amount. If the Estimated Adjustment is greater than the Purchase Price Adjustment Purchaser shall pay the difference to Seller in cash within 10 Business Days of final determiniation of the Purchase Price Adjustment.

ARTICLE V

CLOSING

5.1 Time and Place of Closing. The consummation of the transfer of the Transferred Assets and the Assumed Liabilities as contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. local time, at the offices of j2 Global Communications, Inc. at 6922 Hollywood Blvd., Los Angeles, CA 90028, one (1) Business Day following the satisfaction or waiver of each of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or on such other date, or at such other place, as shall be mutually agreed upon by the Parties. The date on which the Closing shall occur in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

5.2 Purchaser’s Closing Actions. At the Closing, Purchaser shall (i) pay the Closing Payment to Seller in accordance with Section 4.2, less the Estimated Adjustment, (ii) pay the Escrow Amount to the Escrow Agent in accordance with Section 4.2, and (iii) deliver to Seller the following documents, all of which shall be in form satisfactory to Seller (collectively, “Purchaser’s Closing Documents”):

(a) a certified copy of resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and other agreements and documents contemplated hereby;

(b) the Bill of Sale executed by Purchaser;

(c) the Assignment and Assumption Agreement executed by Purchaser;

(d) the Escrow Agreement executed by Purchaser;

(e) the Patent License Agreement executed by Purchaser;

(f) the Transition Services Agreement executed by Purchaser;

(g) the Patent Purchase Agreement executed by Purchaser;

(h) the Amendment to Patent License Agreement executed by Purchaser;

(i) the Right of First Refusal Agreement executed by Purchaser;

(j) the Non-Competition Agreements executed by Purchaser; and

(k) such certificates, instruments and other documents as are required to be executed or delivered by Purchaser under

Sections 4.3(b) and 9.2(c).

5.3 Seller’s Closing Actions. At the Closing, Seller shall take any action necessary to effect the transfer of the Transferred Assets and Assumed Liabilities, and deliver to Purchaser the following documents, all of which shall be in form satisfactory to Purchaser (collectively, “Seller’s Closing Documents”):

(a) a certified copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby;

(b) the Bill of Sale executed by Seller;

(c) the Assignment and Assumption Agreement executed by Seller;

(d) the Escrow Agreement executed by Seller;

(e) the Patent License Agreement executed by Seller;

(f) the Transition Services Agreement executed by Seller and Liberty Telecom, LLC;

(g) the Patent Purchase Agreement executed by Seller;

(h) the Amendment to Patent License Agreement executed by Purchaser;

(i) the Right of First Refusal Agreement executed by Seller;

(j) the Non-Competition Agreements executed by Seller;

(k) such certificates, instruments, opinions and other documents as are required to be executed or delivered by Seller under Section 9.3; and

(l) all other documents, certificates and instruments reasonably deemed by Purchaser or its counsel necessary or desirable to consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:

6.1 Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the assets that it purports to own or use, to carry on its business as now conducted and to perform all its obligations under the Transferred Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of the activities conducted by it requires such qualification.

6.2 Authority; Validity. Seller has all necessary corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, including but not limited to execution and delivery by Seller of each of Seller’s Closing Documents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to execution and delivery by Seller of each of Seller’s Closing Documents, have been duly and validly authorized and approved by all necessary corporate action on the part of Seller. This Agreement and each of Seller’s Closing Documents has been duly and validly executed and delivered by Seller, and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.

6.3 No Conflict. Neither the execution and deliveryy of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, including but not limited to execution and delivery by Seller of each of Seller’s Closing Documents, will (a) to the Knowledge of Seller, constitute or result in a violation of any Law; (b) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which Seller is a party or by which its assets are bound; or (c) violate the certificate of incorporation or bylaws of Seller.

6.4 Consents and Approvals. Except as set forth in Section 6.4 of the Seller Disclosure Schedule, Seller is not required to obtain any Consent of, or required to make any declaration or filing with, any Governmental Authority or any third party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including but not limited to execution and delivery by Seller of each of Seller’s Closing Documents.

6.5 Financial Statements. Seller has delivered to Purchaser, as set forth in Section 6.5 of the Seller Disclosure Schedule, an unaudited balance sheet of Seller relating solely to the Business as at January 31, 2009 (the “Balance Sheet”), and the related unaudited statements of income, changes in shareholders’ equity and cash flows for the fiscal quarter then ended. Except as set forth in Section 6.5 of the Seller Disclosure Schedule, such financial statements (a) have been prepared from and are in accordance with the accounting records of Seller; (b) have been prepared in accordance with the U.S. GAAP; and (c) fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller and the Business as at December 31, 2008 (subject only to normal year-end adjustments the net effect of which will not result in a material adverse change in the financial condition of the Business). When delivered, the Closing Balance Sheet will (aa) have been prepared from and be in accordance with the accounting records of Seller; (bb) have been prepared in accordance with the U.S. GAAP; and (cc) fairly presented the financial condition and changes in shareholders’ equity of Seller and the Business as at the Closing Date (subject only to normal year-end adjustments the net effect of which will not result in a material adverse change in the financial condition of the Business).

6.6 Books and Records. The books of account and other financial records of Seller related to the Business, all of which have been made available to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

6.7 Sufficiency of Transferred Assets. Section 6.7 of the Seller Disclosure Schedule contains a complete and accurate list of all Transferred Assets. The Transferred Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller.

6.8 Real Property. Seller does not own any real property for use in the Business or with the Transferred Assets.

6.9 Title to Transferred Assets. Seller owns, and will own at the Closing, good, valid and transferable title to all of the Transferred Assets, free and clear of any Liens.

6.10 Tangible Personal Property. Each item of Tangible Personal Property is being transferred on an “AS IS” basis, subject to all faults, if any, but this representation and warranty shall not be construed as limiting in anyway the representation and warranty set forth in Section 6.7, above. To the Knowledge of Seller, such Tangible Personal Property is suitable for immediate use in the ordinary course of business patent defects.

6.11 Accounts Receivable. All Transferred Receivables represent valid obligations arising from bona fide sales actually made or services actually provided by Seller in the ordinary course of business without markdowns or discount, and are subject to no valid offsets or counterclaims. Except as set forth in Section 6.11 of the Seller Disclosure Schedule, such Transferred Receivables are current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of such Transferred Receivables will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable.

6.12 No Undisclosed Liabilities. Seller has no liability of the Business except for those reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business of Seller’s operation of the Business since the date of the Interim Balance Sheet.

6.13 No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of the Business, and no event has occurred or circumstance exists that may result in such a material adverse change. Except as set forth in Section 6.13 of the Seller Disclosure Schedule, since the date of the Balance Sheet, Seller has conducted the Business only in the ordinary course of business and there has not been any of the following:

(a) entry into, modification or termination of any Contract or transaction relating to the Business or Transferred Assets involving $50,000 or more in the aggregate;

(b) sale (other than sales of inventories in the ordinary course of business), lease or other disposition of any asset or property relating to or used in the Business or the creation of any Liens on the Business or Transferred Assets;

(c) cancellation or waiver of any claims or rights regarding the Business or Transferred Assets with a value of $20,000 or more in the aggregate;

(d) indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller regarding the Business or Transferred Assets which represent in excess of $5,000 of monthly revenue or expense in the aggregate;

(e) initiation or settlement of any Proceeding by or against Seller regarding the Business or Transferred Assets;

(f) incurrence by Seller of any indebtedness in excess of $20,000 in the aggregate regarding the Business or Transferred Assets;

(g) material change in the accounting policies of Seller relating to the Business or Transferred Assets; or

(h) agreement or commitment by Seller to do any of the foregoing.

6.14 Tax Matters. Seller has timely paid all taxes payable by it for the Pre-Closing Period, which will have been required to be paid on or prior to the Closing Date, the non-payment of which (a) could result in any Liens on any of the Transferred Assets or could otherwise adversely affect the operation of the Transferred Assets or Purchaser’s ability to conduct the Business; (b) could adversely affect Seller’s ability to perform its obligations under this Agreement or under any agreements contemplated hereby; or (c) could result in Purchaser becoming liable or responsible therefor. Seller will pay all taxes payable by it with respect to any Pre-Closing Period when due.

6.15 Compliance. Except as otherwise set forth in Section 6.15 of the Seller Disclosure Schedule, Seller is and has been in full compliance with, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation of, any Law. Seller has not received any notice or other communication (whether written or oral) from any Governmental Authority or any other person regarding any actual, alleged or potential violation of, or failure to comply with, any Law.

6.16 Legal Proceedings. There is no pending or, to the Knowledge of Seller, threatened Proceeding (a) by or against Seller or that otherwise relates to or may affect the Business or the Transferred Assets; or (b) that seeks to enjoin or restrict Seller’s ability to consummate the transactions contemplated in this Agreement, including but not limited to execution and delivery by Seller of each of Seller’s Closing Documents.

6.17 Contracts. Section 6.17 of the Seller Disclosure Schedule sets forth an accurate and complete list of all Contracts relating to the Business (including, without limitation, all Transferred Contracts and Excluded Contracts) to which Seller is a party, including reasonably complete descriptions of each such Contract. Each Transferred Contract is in full force and effect and is valid and enforceable in accordance with its terms. Seller and each other person or entity that has or had any obligation or liability under each Transferred Contract have been in full compliance with all applicable terms and requirements of such Transferred Contract. Each Transferred Contract that is a customer contract subjects the customer to the terms and conditions set forth at www.callwave.com except for the Availity contract. There is attached hereto as Schedule 2.1(b) a list of all Persons who currently are customers of the Business or have been customers of the Business since the inception of the Business. Some of those customers are not currently active customers of the Business. The Transferred Assets shall include all rights of Seller to deliver fax services to all of the persons listed in that Schedule 2.1(b) hereof.

6.18 Solvency. Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this Section, “insolvent” means that the sum of the debts and other liabilities of Seller exceed the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Seller (a) will be able to pay its liabilities as they become due in the usual course of its business; (b) will not have unreasonably small capital with which to conduct its present or proposed business; and (c) will have assets the aggregate fair market value of which exceeds the amount of its liabilities.

6.19	Intellectual Property.

(a) The Intellectual Property is valid, subsisting and enforceable, and is not subject to any order, judgment, decree or agreement adversely affecting Seller’s use thereof or rights thereto. Seller has the right pursuant to license, sublicense, agreement or permission to use, in the manner currently used in the Business, the Intellectual Property. Immediately after the Closing, Purchaser will have the right to use in the operation of the Business all of the Intellectual Property, on terms and conditions substantially the same as those in effect for Seller immediately prior to the Closing.

(b) There is no material Proceeding pending, asserted or, to the Knowledge of Seller, threatened concerning Seller’s ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property in connection with the Business.

(c) Seller has taken reasonable and commercially practicable measures to protect the secrecy, confidentiality and value of the Intellectual Property.

(d) Seller has executed confidentiality and assignment of invention agreements with all of its employees.

(e) To the Knowledge of Seller, neither the manufacture, sale, use of any products or services now or heretofore manufactured or sold by Seller nor the operation of the Business did and does infringe (nor has any claim been made that any such action infringes) the patents or other intellectual property rights of others.

6.20	Personal Data. In respect of the personal data (whether automatically or manually recorded) held by the Seller:

(a) The Seller has complied in all material respects with the provisions of the Law.

(b) The Seller has not been served with notice under the Law.

(c) No requests have been received from data subjects for access to the personal data nor have any complaints been made or concerns raised by such persons in respect of such data and no enforcement notices have been served on the Seller and no fact or circumstance exists which might give rise to any such complaint, concern or enforcement notice.

6.21	Disclosure.

(a) To the Knowledge of Seller, no representation or warranty of Seller in this Agreement and no statement in the Seller Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) To the Knowledge of Seller, no notice given by Seller pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

(c) There is no fact known to Seller that has specific application to Seller that materially adversely affects the Transferred Assets, Business, prospects, financial condition, or results of operations of Seller’s Business that has not been set forth in this Agreement or schedules hereto.

6.22 Brokers or Finders. The Seller has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

6.23 Websites. www.callwave.com is the only website through which as of December 1, 2008 CallWave sold, provided customer support or account maintenance for or that otherwise related to its fax services.

6.24 Customers. The information set forth in Section 6.24 of the Seller Disclosure Schedule regarding the Business and its customers is true, complete and accurate as of the date hereof and will be true complete and accurate as of the date of Closing.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, as of the date hereof (or as of such other date as may be expressly provided in any representation or warranty), as follows:

7.1 Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted.

7.2 Authority; Validity. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, including but not limited to execution and delivery by Purchaser of each of Purchaser’s Closing Documents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to execution and delivery by Purchaser of each of Purchaser’s Closing Documents, have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser. This Agreement and each of Purchaser’s Closing Documents has been duly and validly executed and delivered by Purchaser, and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application now or hereafter in effect relating to or affecting creditors’ rights generally, public policy and general principles of equity.

7.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby, including but not limited to execution and delivery by Purchaser of each of Purchaser’s Closing Documents, will (a) to the Knowledge of Purchaser, constitute or result in a violation of any Law; (b) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by, any Contract to which Purchaser is a party or by which its assets are bound; or (c) violate the articles of incorporation or corporate regulations of Purchaser.

7.4 Consents and Approvals. Purchaser is not required to obtain any Consent of, or required to make any declaration or filing with, any Governmental Authority or any third party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, including but not limited to execution and delivery by Purchaser of each of Purchaser’s Closing Documents.

7.5 Legal Proceedings. There is no pending or threatened Proceeding that seeks to or is expected to (a) enjoin or restrict Purchaser’s ability to consummate the transactions contemplated in this Agreement or (b) materially prevent, materially delay or make illegal the consummation of the transactions contemplated by this Agreement, including but not limited to execution and delivery by Purchaser of each of Purchaser’s Closing Documents.

7.6 Brokers or Finders. The Purchaser has no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

ARTICLE VIII

COVENANTS PRIOR TO CLOSING

8.1 Access. Between the date of this Agreement and the Closing Date, Seller shall (a) afford Purchaser and its representatives full and free access, during regular business hours, to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and records and other documents and data relating to the Business or the Transferred Assets, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Purchaser and its representatives with copies of all such Contracts, Governmental Authorizations, books and records and other existing documents and data as Purchaser may reasonably request; (c) furnish Purchaser and its representatives with such additional financial, operating and other relevant data and information regarding the Business or the Transferred Assets as Purchaser may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the properties, assets and financial condition related to the Business or the Transferred Assets.

8.2 Operation of the Business. Between the date hereof and the Closing Date, Seller shall conduct the Business in the ordinary course of business and confer with Purchaser prior to implementing operational decisions regarding the Business or the Transferred Assets of a material nature. Without limiting the generality of the foregoing, Seller will not take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 6.13 could be reasonably expected to occur.

8.3 Exclusive Dealing; Break Up Fee.

(a) Seller acknowledges that Purchaser has and will continue to be required to spend substantial time and effort in conducting due diligence and has incurred and will continue to incur substantial fees and expenses in connection with due diligence, the preparation of this Agreement, and related matters. Accordingly, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement:

(i) Seller will not, directly or indirectly, through any director, officer, agent, financial adviser or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of all or any portion of the Transferred Assets or the Business or the stock of Seller (except in the case in which an acquiror acquires all of the stock of Seller and expressly assumes all obligations of Seller to Purchaser under this Agreement, in which case a sale of such stock shall not be prohibited hereby (an “Excluded Stock Sale”), whether directly or indirectly and whether through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and

(ii) Seller will immediately notify Purchaser regarding any contact between Seller or its representatives and any other person regarding any such offer or proposal or any related inquiry.

(b) If (i) Seller breaches Section 8.4(a), and (ii) within 90 days after the date of such breach Seller signs a letter of intent or other agreement granting to any other Person (other than customers acquiring rights to use the Transferred Assets in the ordinary course of the Business) the right to acquire all or any portion of the Transferred Assets or the Business or the stock of Seller (excluding an Excluded Stock Sale), whether directly or indirectly and whether through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course) and such transaction is ultimately consummated, then, immediately upon the closing of such transaction, Seller shall pay to Purchaser the sum of $360,000. This fee will serve as the exclusive remedy to Purchaser under this Agreement in the event of a breach by Seller of Section 8.3(a).

8.4 Notification. Between the date hereof and the Closing Date, Seller shall promptly notify Purchaser if it becomes aware of any fact or condition that could be reasonably expected to cause or constitute a breach of any Seller representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or condition. Should any such fact or condition require any change to the Seller Disclosure Schedule, Seller shall promptly deliver to Purchaser a supplement to the Seller Disclosure Schedule specifying such change; provided, however, that such delivery shall not affect any rights of Purchaser under Article XI or Article XII. Between the date hereof and the Closing Date, each Party shall promptly notify the other Party of the occurrence of any breach of any covenant of such Party or of the occurrence of any event that may make the satisfaction of the conditions in Article IX impossible or unlikely.

ARTICLE IX

CLOSING CONDITIONS

9.1 Conditions to Obligations of Each Party to Close. The obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by such Party, prior to or at the Closing, of the condition that no Law shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby or the effective operation or enjoyment by Purchaser of the Transferred Assets or the Business.

9.2 Conditions to Obligations of Seller to Close. The obligations of Seller to consummate the transactions contemplated hereby are subject to the satisfaction, or waiver by Seller, prior to or at the Closing of each of the following conditions:

(a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and accurate as of the date when made and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date;

(b) Each of the covenants and obligations of Purchaser to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed on or prior to the Closing Date; and

(c) Seller shall have received a certificate dated the Closing Date and duly executed by an executive officer of Purchaser certifying that the conditions specified in Sections 9.2(a) and 9.2(b) have been satisfied.

(d) Since the date of this Agreement, there shall not have been commenced or threatened against Seller or any of its affiliates, subsidiaries, directors, officers, or employees any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated by this Agreement or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of such contemplated transactions.

(e) Seller’s Board of Directors shall have approved this Agreement and the consummation of the transactions contemplated by this Agreement.

9.3 Conditions to Obligations of Purchaser to Close. The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction, or waiver by Purchaser, prior to or at the Closing of each of the following conditions:

(a) Each of the representations and warranties of Seller contained in this Agreement shall be true and accurate as of the date when made and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date;

(b) Each of the covenants and obligations of Seller to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly and fully performed on or prior to the Closing Date;

(c) Seller shall have obtained all Consents set forth in Section 6.4 of the Seller Disclosure Schedule to the extent that they are required to be obtained prior to the Closing;

(d) Purchaser shall have received at the Closing a certificate dated the Closing Date and duly executed by an executive officer of Seller certifying that the conditions specified in Sections 9.3(a), 9.3(b) and 9.3(c) have been satisfied;

(e) Seller shall have delivered to Purchaser Schedule 3.1 updated as of the Closing Date;

(f) Purchaser shall have received approvals and other authorizations of any Governmental Authority relating to the transfer of Seller’s Governmental Authorizations to Purchaser (to the extent transferable to Purchaser).

(g) Since the date of this Agreement, there shall not have been commenced or threatened against Purchaser or any of its affiliates, subsidiaries, directors, officers, or employees any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the transactions contemplated by this Agreement or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of such contemplated transactions.

(h) Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Purchaser or any of its affiliates, subsidiaries, directors, officers, or employees to suffer any adverse consequence under any applicable Law.

ARTICLE X

ADDITIONAL COVENANTS

10.1 Best Efforts; Government Approvals. Each Party shall use its Best Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to: (a) consummate and make effective as promptly as practicable the transactions contemplated hereby; and (b) obtain any required approvals, consents or other authorizations as promptly as practicable. The Parties shall cooperate with each other in preparing, submitting and filing, as expeditiously as possible, all applications, notifications and report forms as may be required by applicable law with respect to the transactions contemplated by this Agreement.

10.2 Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

10.3 Payment of Excluded Liabilities. Seller shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities.

10.4 Availity Agreement. The Parties acknowledge that Seller has disclosed that its agreement with Availity, Inc. (“Availity”), requires the consent of Availity in order for Seller to assign that agreement to Purchaser. Purchaser hereby waives any requirement that Seller obtain that consent prior to Closing. Seller agrees to exercise commercially reasonable efforts to obtain that consent as promptly as practicable after the Closing. The Parties further agree that if such consent is not obtained following the exercise of such commercially reasonably efforts, then Seller shall continue to perform Seller’s obligations under such agreement and deliver to Purchaser, immediately following receipt, all revenue collected by Seller under such agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification by Parties.

(a) Seller shall indemnify and hold harmless Purchaser and its affiliates, officers, directors, employees, agents and other representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all loss, liability, claim, damage and expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (but specifically excluding incidental or consequential damages and specifically including, where appropriate, damages for decreased value of the Business, below the Purchase Price therefor) (collectively, “Damages”) arising from or in connection with:

(i) any breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Seller Disclosure Schedule), the Seller Disclosure Schedule, the supplements to the Seller Disclosure Schedule, or any other agreement, certificate or document delivered by Seller pursuant to this Agreement;

(ii) any breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Seller Disclosure Schedule, other than any such breach that is disclosed in a supplement to the Seller Disclosure Schedule and is expressly identified in the certificate delivered pursuant to Section 5.3(h) as having caused the condition specified in Section 9.3(a) not to be satisfied;

(iii) any liability arising out of the ownership or operation of the Transferred Assets, or any service provided by Seller, prior to the Closing;

(iv) any Excluded Liabilities; and

(v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

(b) Purchaser shall indemnify and hold harmless Seller and its affiliates, officers, directors, employees, agents and other representatives (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any and all loss, liability, claim, damage and expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (but specifically excluding incidental or consequential damages) arising from or in connection with:

(i) any breach of any representation or warranty made by Purchaser in this Agreement or any agreement, certificate or document delivered by Seller pursuant to this Agreement; and

(ii) any liability arising after the Closing out of Purchaser’s ownership or operation of the Transferred Assets following the Closing, or any service provided by Purchaser after to the Closing.

11.2 Time Limitations. If the Closing occurs, (a) Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 6.9 and 6.16, unless on or before the one year anniversary of the Closing Date Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser; and (b) Seller will have no liability (for indemnification or otherwise) with respect to a breach of the representation and warranty in Section 6.16, unless on or before the two year anniversary of the Closing Date, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser. A claim with respect to an alleged breach of Section 6.9 may be made at any time prior to the expiration of the statute of limitations applicable to such claim. If the Closing occurs, Purchaser will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before one year anniversary of the Closing Date Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

11.3. Use of Escrow Amount; Damage Limitations. Any obligation of the Seller under Section 11.1(a) shall initially be satisfied from the Escrow Amount. To the extent the Escrow Amount is insufficient to satisfy an amount payable to Purchaser under this Section, Seller shall be responsible for paying the balance to Purchaser within 10 Business Days following written notice from Purchaser to Seller of such determination, provided, however, that Seller’s liability for Damages under Section 11.1(a) shall not exceed (a) except as provided in the following clause “(b),” the amount of the Purchase Price, or (b) two times the Purchase Price in the event of a breach of any of Seller’s representations and warranties of which Seller had actual knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by Seller of any covenant or obligation. Purchaser’s liability under Section 11.1(b) shall not exceed the amount of the Purchase Price.

11.4	Procedure For Indemnification—Third Party Claims.

(a) Promptly after receipt by an Indemnified Party under Section 11.1 of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim is to be made against a Party under such Section (such Party being referred to herein as the “Indemnifying Party”), give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party’s failure to give such notice.

(b) If any Proceeding referred to in Section 11.4(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified

Party of its election to assume the defense of such Proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to the Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not, within ten days after the Indemnified Party’s notice is given, give notice to the Indemnifying Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to Seller, assume the exclusive right to defend, compromise, or settle such Proceeding, but Seller will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) The Parties hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

11.5 Procedure For Indemnification—Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Indemnifying Party.

11.6 Indemnification In Case Of Strict Liability Or Indemnitee Negligence. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE XI SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAW (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE XII

TERMINATION

12.1	Termination Events. By notice given prior to the Closing, this Agreement may be terminated:

(a) by the mutual written consent of Purchaser and Seller;

(b) by a Party not then in material breach of its obligations if the other Party materially breaches any provision of this Agreement and such breach has not been either (i) cured within seven (7) days following delivery of written notice describing the breach in reasonable detail, or (ii) waived by the non-breaching Party (the word “material” in Section 6.20(a) shall be disregarded in determining whether CallWave has materially breached that Section for purposes of this Section 12.1(b));

(c) (i) by Purchaser if any of the conditions in Section 9.1 or 9.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 9.1 or 9.2 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(d) by either Party, if any Governmental Authority, court or arbitrators of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such order arises out of, or results from, a breach by the Party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such Party in this Agreement; or

(e) by either Party if the Closing has not occurred (other than through the failure of a Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 28, 2009, or such later date as the Parties may agree upon.

12.2 Effect of Termination. Each Party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 8.4 and 11.1 and in Article XIV will survive; provided, however, that if this Agreement is terminated by a Party because of the breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XIII

TAX MATTERS

13.1 Tax Cooperation. Purchaser and Seller hereby agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets as is reasonably necessary for the filing of all tax returns, and making of any election related to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceeding related to taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 13.1.

13.2	Allocation of Taxes.

(a) Seller shall be responsible for all taxes arising by reason of or attributable to the Transferred Assets, the Business, or its operations, properties, activities and transactions during or with respect to the Pre-Closing Period. Seller shall indemnify Purchaser against any tax demands, tax penalties or interest on arrears in the event that such debit items are charged after the Closing Date as a result of events prior to that date.

(b) Purchaser shall be responsible for and shall indemnify Seller against all taxes arising by reason of or attributable to the Transferred Assets, the Business or its operations, properties, activities and transactions during or with respect to the Post-Closing Period.

(c) All personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Purchaser and Seller as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Period and the number of days of such taxable period included in the Post-Closing Period. Seller shall be liable for the proportionate amount of such taxes that are attributable to the Pre-Closing Period, and Purchaser shall be liable for the proportionate amount of such taxes that are attributable to the Post-Closing Period.

(d) All taxes relating to, resulting from or arising out of the transfer of Seller’s assets to Purchaser as contemplated in this Agreement shall be borne by the Party on whom the tax is imposed by the relevant tax office or agency of any governmental unit, and each Party covenants and agrees to pay such taxes prior to delinquency. As illustrative and not exhaustive examples of the preceding sentence Seller shall bear the responsibility of paying the capital gains tax imposed.

ARTICLE XIV

MISCELLANEOUS

14.1	Confidentiality; Mutual Publicity Rights.

(a) This Agreement, its negotiation, and any information disclosed relating to the underlying transaction is strictly confidential and subject to the Nondisclosure Agreement between the Parties dated as of November 28, 2007 (the “NDA”). Notwithstanding the aforementioned, upon execution of this Agreement or the Closing, (i) Seller may, if required, file a copy of this Agreement (without exhibits) on Form 8-K, and (ii) Seller and Purchaser each may issue a press release announcing, or otherwise publicly announce (including by filing a Current Report on Form 8-K or an oral announcement at, for example, an earnings conference call), such execution or Closing subject to the other Party being provided a meaningful opportunity to review, comment upon and approve such Party’s press release or other public announcement, such approval not to be unreasonably withheld.

(b) A Party disclosing Confidential Information (“Disclosing Party”) is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the other Party (“Receiving Party”), regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either Party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

14.2 Entire Agreement. All Exhibits and Schedules hereto (attached hereto and as executed) shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements and arrangements, whether written or oral, that may exist between the Parties with respect to the subject matter hereof except for the NDA, which shall remain in full force and effect with respect to the “Confidential Information” described therein and shall co-exist with this Agreement. This Agreement may not be amended, supplemented or otherwise modified except by a writing duly executed by Purchaser and Seller.

14.3 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign this Agreement or any of its rights and obligations hereunder without the prior written consent of the other Parties, provided however, that Purchaser may assign this Agreements or portions thereof to its affiliates or subsidiaries without the consent of Seller.

14.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, sent by facsimile transmission confirmed in writing within two Business Days, or sent by registered or certified mail, postage prepaid, as follows:

If to Purchaser: j2 Global Communications, Inc. 6922 Hollywood Blvd, Suite 500 Los Angeles, California 90028
Attn:	R. Scott Turicchi
Tel:	+1 323 860 9200
Fax:	+1 323 860-9201

with a copy to: j2 Global Communications, Inc. 6922 Hollywood Blvd, Suite 500 Los Angeles, California 90028
Attn:	Legal Department
Tel:	+1 323 860 9200
Fax:	+1 323 843-5390

If to Seller: CallWave, Inc. 126 West Canon Perdido Street, Suite A Santa Barbara, California 93101
Attn:	Mark Stubbs
Tel:	(805) 690-4103
Fax:	(805) 690-4203

with a copy to: Reicker, Pfau, Pyle & McRoy LLP 1421 State Street, Suite B Santa Barbara, California 93101
Attn:	Michael E. Pfau, Esq.
Tel:	(805) 966-2440
Fax:	(805) 966-3320

Any Party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other Party in the manner provided above.

14.5 Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

14.6 Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. A copy of this Agreement that is executed by a Party and transmitted by that Party to the other Party by facsimile or email shall be binding upon the signatory to the same extent as a copy hereof containing the signing Party’s original signature.

14.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

14.8 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

14.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles. Any dispute relating to or arising out of or in connection with this Agreement shall be resolved in the courts of Los Angeles, California, with exclusive original jurisdiction in the County of Los Angeles, California.

14.10 Expenses. All fees and expenses (including fees of counsel, accountants and other advisors) incurred by any Party in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby shall be borne by such Party; provided, however, that Seller shall bear and be entirely responsible for paying all amounts payable to the Escrow Agent under the Escrow Agreeement.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized officer as of the date first above written.

CallWave, Inc. as Seller

By:	/s/ Jeffrey M. Cavins
	Name:	Jeffrey M. Cavins
	Title:	Chief Executive Officer

j2 Global Communications, Inc. as Purchaser

By:	/s/ R. Scott Turicchi
	Name:	R. Scott Turicchi
	Title:	President